Exhibit 99.1

News Release

L.B. FOSTER REPORTS THIRD QUARTER OPERATING RESULTS

PITTSBURGH, PA, November 9, 2015 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its third quarter 2015 operating results, which included a tax-effected non-cash charge of $63.9 million ($80.3 million before tax) or $6.23 per diluted share, for the impairment of a significant portion of the goodwill related to the Company’s Inspection Oilfield Service (IOS) and Chemtec Energy Services (Chemtec) subsidiaries, which was driven by the effects of weak energy markets. Excluding the charge and certain warranty related items, adjusted EPS1 was $0.67 per diluted share compared to $0.88 per diluted share in the prior year quarter. Other noteworthy items in the third quarter are:

•	Sales increased by 4.9% to $176.1 million

•	Adjusted gross profit margin was 20.9% compared to 21.0% in the prior year

•	Adjusted EBITDA increased by 12.1% to $19.2 million, due to the businesses acquired since the third quarter of 2014

•	Recent acquisitions contributed $24.0 million of sales and $2.8 million of EBITDA in the third quarter

•	Cash flow generated by operating activities was $15.6 million

Third Quarter Results

•	Third quarter net sales of $176.1 million increased by $8.3 million, or 4.9%, compared to the prior year quarter due to a 115.4% increase in Tubular and Energy Services (“Tubular”) segment sales driven by recent acquisitions and an 8.4% increase in Construction segment sales, partially offset by a 13.8% decline in Rail Products and Services (“Rail”) segment sales.

•	Gross profit margin was 20.5%, 50 basis points lower than the prior year quarter. The decrease was due to lower Rail and Tubular segment margins, partially offset by improved Construction segment margins. Included in the current year third quarter results is a $0.7 million warranty charge related to concrete railroad ties manufactured in our Grand Island, NE facility which was shut down in February 2011. Excluding this charge, gross margin would have been 20.9% in 2015 compared to 21.0% in the third quarter of 2014.

•	Third quarter net loss was $57.4 million, or $5.60 per diluted share, compared to a $9.1 million profit, or $0.88 per diluted share, last year. Excluding the previously mentioned third quarter 2015 impairment charge and warranty related costs, net income would have been $6.9 million, or $0.67 per diluted share.

•	Selling and administrative expense increased by $1.0 million, or 4.7%, due entirely to the costs of businesses acquired after the third quarter of 2014. Excluding the acquired company costs, selling and administrative costs were lower by $2.4 million or 11.7% due principally to reductions in incentive compensation expense.

[1]	See non-GAAP reconciliations below

•	Interest expense was $1.3 million in the second quarter of 2015 compared to $0.1 million in the prior year quarter, the increase being attributable to borrowings related to the recent acquisitions. Amortization expense increased by $2.1 million or 180.2% due to the acquisitions purchased after the third quarter of 2014.

•	The Company recognized a non-cash goodwill impairment charge of $80.3 million, $69.9 million of which represented the full carrying value of goodwill related to the IOS acquisition and the remaining $10.4 million related to the Chemtec subsidiary, to write down the carrying value to the implied fair value.

•	Third quarter bookings were $145.5 million, a 2.2% increase over the prior year third quarter, due to 231.1% and 10.3% increases in Tubular and Construction segment orders, respectively, partially offset by a decline of 31.4% in the Rail segment. The increase in Tubular segment orders was due to orders generated by our recently acquired energy businesses as well as our Coated Products division.

•	The Company’s effective income tax rate from continuing operations was 18.2%, compared to 34.2% in the prior year quarter. The Company’s effective income tax rate was significantly impacted by the goodwill impairment charge, which related to both tax deductible and nondeductible goodwill. Excluding the impairment charge, the Company’s effective tax rate for the quarter would have been 36.2%, which is higher than the prior year quarter primarily due to a less favorable global mix of income.

•	Cash flow from operating activities for the third quarter of 2015 generated $15.6 million compared to $18.1 million in the third quarter of 2014.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “Even though little time has elapsed since our energy businesses were acquired, the extent of the weakness in the markets they serve prompted the Company to perform an interim test for goodwill impairment. The results of the test demonstrate these businesses have lost value as the effect of discounting future forecasted cash flows to assess value makes the current market weakness more impactful than the future potential of these businesses. Even though we took this charge, I remain confident that, as energy markets improve, these businesses will contribute to our future profitability and cash flows that enable future growth and enhance shareholder value for the long term. I want to emphasize that this charge was non-cash in nature and will not affect the Company’s liquidity, cash flows from operating activities or debt covenants.”

Mr. Bauer continued, “Our operating results for the quarter and the nine month period reflect the unfavorable impact the commodity cycle has had on the markets we serve. As we continue to work through the challenges of weak market conditions coupled with the loss of business from the UPRR, we will rely on our operating strengths to maximize profitability and cash flow. The loss of rail product sales has made this a difficult year, however, we have worked through the changes needed to adjust to lower volumes and have taken the opportunity to create a renewed focus on cost reductions and integration of acquired businesses. Similarly, we have taken actions to protect operating efficiency in our energy segment businesses where specific markets remain at depressed spending levels. While the Company is not performing at the levels we expected this year, it is worth noting that year-to-date adjusted gross margins have expanded by 40 basis points and adjusted EBITDA has grown by 11.6%. Gross margin expansion in the Rail and Construction segments reflect strong management actions. And while energy market acquisitions may struggle to be accretive to earnings until the market improves, we have numerous opportunities for new business especially in the midstream pipeline market that we will develop.

Over the next several quarters, we will look to accelerate certain integration activity that results in greater efficiency. We have taken cost reduction measures in various areas of the business and are pursuing further actions to cut operating costs to be in line with expected demand levels. We also intend to reduce capital spending by investing only in the most attractive programs after re-evaluating returns given recent changes in certain market sectors.

We are also reviewing more aggressive company-wide restructuring opportunities where cost reductions and/or entity consolidations will improve efficiency, reduce costs and allow us to improve profit goals over historic margins when conditions improve.”

Mr. Bauer concluded by remarking, “In addition to our forecasts for continued positive cash flow, we have a strong financial position and anticipate ample liquidity to weather a continued downturn in the cyclical markets where we participate.”

Q3 Business Segment Highlights

($000’s)

Rail Products and Services Segment

Rail sales decreased 13.8% due to lower sales across our rail divisions with the exception of Transit Products as a result of lower sales volumes and lower steel prices. Reduced sales to the Union Pacific Railroad accounted for a large portion of the decline. Despite the reduced volumes in 2015, the current quarter adjusted gross profit margin improved by 10 bps from the prior year quarter, after excluding the impact of the current quarter warranty related charges of $0.7 million, due to improved margins in certain product categories as well as an improved product mix.

	2015	2014	Variance
Sales	$87,972	$102,105	(13.8)%
Gross Profit	$19,564	$23,358
Excluding charges	$20,247	$23,358
Gross Profit %	22.2%	22.9%
Excluding charges	23.0%	22.9%

Construction Products Segment

Construction sales increased by 8.4% in the quarter due to increases across all divisions in this segment, highlighted by stronger sales of our precast buildings division. Gross profit margins improved due to increased margins in our Piling Products and Fabricated Bridge Products divisions.

	2015	2014	Variance
Sales	$54,093	$49,907	8.4%
Gross Profit	$9,850	$8,421
Gross Profit %	18.2%	16.9%

Tubular and Energy Services Segment

Tubular sales improved by 115.4% in the quarter due to sales from our acquired energy businesses, partially offset by softer Threaded Products sales. Tubular gross profit margins declined due principally to lower blended margins by the acquisitions, partially offset by stronger Coated Products margins.

	2015	2014	Variance
Sales	$33,994	$15,785	115.4%
Gross Profit	$6,689	$3,220
Gross Profit %	19.7%	20.4%

Nine Months Results

•	Net sales for the first nine months of 2015 increased by $39.3 million, or 8.8%, due to a 116.5% increase in Tubular segment sales and a 15.8% improvement in Construction segment sales, partially offset by a 10.8% decline in Rail segment sales. The Tubular sales increase was due to the recent energy related acquisitions, while the Construction segment increase was driven by all divisions (including the precast products business acquired in July 2014) except for the bridge business which is comparing to a record year in 2014.

•	Gross profit margin was 21.4%, 120 basis points higher than the prior year period. Included in the nine month results are warranty related charges of $1.1 million and $4.6 million in 2015 and 2014, respectively related to concrete railroad ties. Excluding the charges incurred in both years, gross profit would have been 21.6% for the first nine months of 2015 compared to 21.2% in the prior year period. The resulting 40 basis point improvement was driven by profitability improvements in the Rail and Construction segments, partially offset by lower Tubular segment profitability.

•	Selling and administrative expense increased by $9.9 million, or 16.9%, due entirely to costs from businesses recently acquired. Excluding the acquired businesses, selling and administrative expense was down slightly due to reductions in incentive compensation expense.

•	Interest expense was $3.2 million in the first nine months of 2015 compared to $0.4 million in the comparable prior year period, the increase being attributable to borrowings for the recent acquisitions. Amortization expense increased by $5.4 million, or 155.4% due to several acquisitions over the past twelve months.

•	Net loss was $47.8 million or $4.65 per diluted share, compared to net income of $19.6 million, or $1.90 per diluted share, last year. Excluding the 2015 impairment charge and warranty related costs, net income would have been $16.8 million, or $1.63 per diluted share in 2015 compared to $22.4 million or $2.17 per diluted share in the comparable prior year period.

•	Adjusted EBITDA for the nine month period of 2015 was $47.9 million compared to $42.9 million, an increase of $5.0 million or 11.6%, due entirely to the operations of businesses acquired since the third quarter of 2014.

•	The Company’s effective income tax rate from continuing operations was 14.3%, compared to 33.3% in the prior year period. The Company’s effective income tax rate was significantly impacted by the goodwill impairment charge, which related to both tax deductible and nondeductible goodwill. Excluding the impairment charge, the Company’s effective tax rate for the current year period would have been 34.6%, which is higher than the prior year period primarily due to a less favorable global mix of income.

•	Cash generated by operating activities was $13.7 million for the first nine months of 2015, compared to $49.7 million of cash provided in the prior year period. The prior year cash flow was favorably impacted by improved working capital management that largely corrected issues encountered in the second half of 2013. Capital expenditures were $11.6 million in 2015, flat with the comparable 2014 period.

Outlook for the 4th Quarter 2015

The Company is expecting fourth quarter results to be in the area of $150 million to $154 million in sales and EPS of $0.30 per diluted share. This forecast represents our current view of the market which is factoring in less favorable year-end spending patterns. It is possible that we could still fall short of this forecast as customers in the upstream market sector consider temporary shutdowns for the last several weeks of the year. We are closely monitoring customer intentions and their potential actions to preserve cash in the final period of the year. If a portion of our customers decide to shutdown or severely cut back on upstream development and production activity, it could have a further $0.10 to $0.20 unfavorable impact on EPS for the quarter. We also expect to see year-end cash flow management by our railroad customers as well. In a similar manner, if these customers decide to more aggressively preserve cash in the fourth quarter, it could unfavorably affect our results.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2015 operating results on Monday, November 9, 2015 at 11:00 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The conference call can be accessed by dialing 866-318-8611 and providing access code 21337957.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating potential opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 20, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2014 as updated by any subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Contact:

David Russo	Phone:	412.928.3417	L.B. Foster Company
	Email:	Investors@Lbfoster.com	415 Holiday Drive
	Website:	www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Sales of goods	$147,648	$155,039	$417,224	$410,153
Sales of services	28,411	12,758	68,161	35,890

Total sales	176,059	167,797	485,385	446,043
Cost of goods sold	117,474	121,607	328,461	328,178
Cost of services sold	22,547	11,031	53,143	27,879

Total cost of sales	140,021	132,638	381,604	356,057

Gross profit	36,038	35,159	103,781	89,986

Selling and administrative expenses	21,605	20,644	68,133	58,268
Amortization expense	3,337	1,191	8,950	3,504
Impairment of goodwill	80,337	—	80,337	—
Interest expense	1,265	126	3,166	375
Interest income	(66)	(140)	(160)	(431)
Equity in loss (income) of nonconsolidated investments	299	(477)	312	(823)
Other income	(537)	(42)	(1,245)	(315)

	106,240	21,302	159,493	60,578

(Loss) income before income taxes	(70,202)	13,857	(55,712)	29,408
Income tax (benefit) expense	(12,780)	4,741	(7,939)	9,781

Net (loss) income	$(57,422)	$9,116	$(47,773)	$19,627

Basic (loss) earnings per common share	$(5.60)	$0.89	$(4.65)	$1.92

Diluted (loss) earnings per common share	$(5.60)	$0.88	$(4.65)	$1.90

Dividends paid per common share	$0.04	$0.03	$0.12	$0.09

Average number of common shares outstanding - Basic	10,256	10,239	10,266	10,220

Average number of common shares outstanding - Diluted	10,256	10,335	10,266	10,325

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,210	$52,024
Accounts receivable - net	110,854	90,178
Inventories - net	98,812	95,089
Current deferred tax assets	5,269	3,497
Prepaid income tax	912	2,790
Other current assets	8,029	4,101

Total current assets	257,086	247,679
Property, plant and equipment - net	126,872	74,802
Other assets:
Goodwill	81,202	82,949
Other intangibles - net	137,522	82,134
Investments	5,485	5,824
Other assets	3,407	1,733

Total Assets	$611,574	$495,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,528	$67,166
Deferred revenue	8,833	8,034
Accrued payroll and employee benefits	10,013	13,419
Accrued warranty	9,430	11,500
Current maturities of long-term debt	1,284	676
Current deferred tax liabilities	77	77
Other accrued liabilities	12,726	7,899

Total current liabilities	95,891	108,771
Long-term debt	206,214	25,752
Deferred tax liabilities	10,858	10,945
Other long-term liabilities	17,493	13,765
Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	46,790	48,115
Retained earnings	273,655	322,672
Treasury stock	(22,740)	(23,118)
Accumulated other comprehensive loss	(16,698)	(11,892)

Total stockholders’ equity	281,118	335,888

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$611,574	$495,121

This earnings release contains certain non-GAAP financial measures. These financial measures include gross profit margins and earnings per share excluding certain non-recurring charges as well as earnings before interest, taxes, depreciation, and amortization (EBITDA) and adjusted EBITDA. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the ongoing operations of the Company’s business. These supplemental financial measures are useful to management and external users to assess the financial performance of our business without consideration of the non-cash goodwill impairment charge and certain concrete tie warranty related items. The EBITDA and adjusted EBITDA measures are useful in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. EBITDA is also a financial measurement that is utilized in the determination of certain compensation programs. Note that the warranty charges incurred were associated with concrete ties manufactured at the Company’s Grand Island, NE facility which was closed in 2011.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands except per share information)
	(Unaudited)		(Unaudited)
Net sales, as reported	$176,059	$167,797	$485,385	$446,043
Cost of sales, as reported	140,021	132,638	381,604	356,057

Gross profit, as reported	36,038	35,159	103,781	89,986
Product warranty related charges, before income tax	683	—	1,092	4,608

Gross profit, excluding certain charges	$36,721	$35,159	$104,873	$94,594

Gross profit percentage, as reported	20.47%	20.95%	21.38%	20.17%
Gross profit, as adjusted	20.86%	20.95%	21.61%	21.21%
Pre-tax (loss) income, as reported	$(70,202)	$13,857	$(55,712)	$29,408

Impairment of goodwill, before income tax	80,337	—	80,337	—
Product warranty related charges, before income tax	683	—	1,092 (b)	4,264

Pre-tax income, as adjusted	$10,818	$13,857	$25,717	$33,672

Net (loss) income, as reported	$(57,422)	$9,116	$(47,773)	$19,627

Impairment of goodwill, net of income tax	63,887	—	63,887	—
Product warranty charges, net of income tax	446	—	713 (b)	2,790

Net income, as adjusted	$6,911	$9,116	$16,827	$22,417

Diluted (loss) earnings per share, as reported	$(5.60)	$0.88	$(4.65)	$1.90

Diluted earnings per share, as adjusted	$0.67	$0.88	$1.63	$2.17

Average number of common shares outstanding - diluted, as reported (a)	10,256	10,335	10,266	10,325

Average number of common shares outstanding - diluted, excluding certain charges	10,304	10,335	10,347	10,326

(a) - Excludes anti-dilutive shares
(b) - Excludes second quarter costs associated with warranty related legal and incentive adjustments that are now reflected in the forecast and guidance ($102 gross and $67 net)

Adjusted EBITDA Reconciliation
Net (loss) income	$(57,422)	$9,116	$(47,773)	$19,627
Interest expense (income), net	1,199	(14)	3,006	(56)
Income tax (benefit) expense	(12,780)	4,741	(7,939)	9,781
Depreciation	3,818	2,068	10,593	5,743
Amortization	3,337	1,191	8,950	3,504

Total EBITDA	(61,848)	17,102	(33,163)	38,599
Impairment of goodwill	80,337	—	80,337	—

EBITDA adjusted for goodwill impairment	18,489	17,102	47,174	38,599
Pre-tax warranty related adjustments	683	—	683 (c)	4,274

Total adjusted EBITDA	$19,172	$17,102	$47,857	$42,873

(c) -	Excludes second quarter costs associated with pre-tax warranty related legal and incentive adjustments of $102 that are now reflected in the forecast and guidance